Exhibit 99.2
ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDINGS GMBH
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 8, 2013 (the "Acquisition Date"), Advanced Energy Industries, Inc. (“Advanced Energy” or the "Company”) through an indirect wholly-owned subsidiary, AEI Holdings GmbH (formerly Blitz S13-103 GmbH), acquired all of the shares of Refusol Holding GmbH (“Refusol Holding”) pursuant to the terms of a Sale and Purchase Agreement (the "Acquisition"). Refusol Holding owns all of the shares of Refusol GmbH and its subsidiaries (collectively and together with Refusol Holding, “Refusol”).

Refusol's 3-phase string inverters products brings new technology to Advanced Energy and expands Advanced Energy's product offering and broadens its geographic reach to position it as a global supplier. This product line offers several advantages for commercial applications including price/performance ratio, ease of installation, improved uptime and quick serviceability and flexibility and modular design.
Advanced Energy acquired all of the outstanding Refusol Holding stock for total consideration with a fair value of approximately $86.7 million on the Acquisition Date consisting of approximately $77.2 million of cash, assumed debt of $11.9 million and a working capital reduction of approximately $2.3 million as of the Acquisition Date.
The unaudited pro forma condensed combined balance sheet assumes that the Acquisition took place on December 31, 2012 and combines Advanced Energy’s unaudited condensed consolidated balance sheet with Refusol’s consolidated balance sheet as of December 31, 2012, adjusted for the differences in accounting principles and currency matters noted below.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 assumes that the Acquisition took place on January 1, 2012, the first day of Advanced Energy’s fiscal year 2012. In the preparation of the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012, Advanced Energy’s audited consolidated statement of operations for the year ended December 31, 2012 has been combined with Refusol’s consolidated income statement for the year ended December 31, 2012, adjusted for the differences in accounting principles and currency matters noted below.
The historical consolidated financial information of Refusol which has been presented under generally accepted accounting principles in Germany ("German GAAP"), has been adjusted in the unaudited pro forma condensed consolidated financial statements to present the results under generally accepted accounting principles in the United States (“U.S. GAAP”). The presentation of Refusol under U.S. GAAP includes adjustments related to the following material differences between German GAAP and U.S. GAAP, as more fully described in Note 3: (a) recapitalization transactions; (b) deferred income; and (c) development costs.
The historical consolidated financial information of Refusol has been presented in Euro. In the preparation of the unaudited pro forma condensed combined financial information Euro amounts have been translated into USD using the following exchange rates:

		USD/Euro
December 31, 2012	Period End Rate	$1.31948
January 1, 2012 to December 31, 2012	Average Rate	1.28866

The historical consolidated financial information of Advanced Energy and Refusol have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
Separate historical audited consolidated financial statements of Advanced Energy as of and for the year ended December 31, 2012 and the related notes included in Advanced Energy’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission ("SEC") on March 6, 2013 ; and

•	Separate historical audited consolidated financial statements and related notes of Refusol as of and for the year ended December 31, 2012 included as Exhibit 99.1 to this Current Report on Form 8-K/A.

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDINGS GMBH
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company. There were no material transactions between Advanced Energy and Refusol during the periods presented in the unaudited pro forma condensed combined financial statements that needed to be eliminated.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under standards established by U.S. GAAP, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values at the Acquisition Date. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. The finalization of the Company’s acquisition accounting assessment will result in changes in the valuation of assets and liabilities acquired which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Acquisition Date. The purchase price allocation for Refusol is preliminary in all respects. Adjustments are possible pertaining to the following, among other items, although the effect of the adjustments are not expected to be material to the financial statements taken as a whole:

•	Inventories — pending finalization of valuation efforts for acquired inventories.

•	Property, plant, and equipment — completion of physical observations of property, plant and equipment and valuation efforts to determine their fair value.

•	Intangible assets — pending finalization of valuation efforts for acquired intangible assets.

•	Goodwill — pending finalization of the purchase price allocation including valuation efforts for the contingent consideration liability and deferred taxes.

•
Contingent consideration liability — pending finalization of valuation of earn-out to be paid if certain financial targets of Advanced Energy's Solar Energy business unit are met in the twelve months following the Acquisition.

•	Income tax contingencies, product liability and other reserves — completion of the assessment of these matters.

•	Other income tax assets and liabilities.
The unaudited pro forma condensed combined financial information does not reflect management's expectations of future revenues or cost structure. When the business was purchased the strategic rational was acquiring the three phase string product line and the additional sales distribution. It is anticipated that future revenues for 2014 will range in the $80 to $100 million range for these products and locations and that we will have to implement significant cost savings and operating synergies to achieve our targeted profit levels. As a result of the acquisition we have also accelerated a company-wide restructuring plan to ensure costs are aligned with future expectations.

 ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Pro Forma Condensed Combined Balance Sheet (Unaudited)
As of December 31, 2012
(In thousands)

		Refusol Holding		U.S. GAAP and
	Advanced	German GAAP		Pro Forma		Pro Forma
	Energy	EUR	USD	Adjustments	Notes	Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$146,564	1,266	$1,671	$(77,211)	6(a)	$71,024
Marketable securities	25,683	—	—	—		25,683
Accounts receivable, net	83,914	8,971	11,837	—		95,751
Inventories, net	81,482	13,277	17,519	—		99,001
Deferred income tax assets	19,477	—	—	—		19,477
Income taxes receivable	4,315	—	—	—		4,315
Other current assets	9,075	4,895	6,459	—		15,534
Total current assets	370,510	28,409	37,486	(77,211)		330,785

Property and equipment, net	39,523	3,394	4,478	—		44,001

OTHER ASSETS:
Deposits and other	7,529	100	132	—		7,661
Goodwill	60,391	32,125	42,388	37,881	3(a), 6(c)	140,660
Other intangibles, net	46,209	5,309	7,006	2,939	3(a), 3(c), 6(b)	56,154
Deferred income tax assets	13,998	—	—	—		13,998
Total assets	$538,160	69,337	$91,490	$(36,391)		$593,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$41,044	6,028	$7,953	$—		$48,997
Income taxes payable	11,029	61	81	—		11,110
Accrued payroll and employee benefits	11,675	1,725	2,276	—		13,951
Accrued warranty expense	7,419	4,221	5,569	—		12,988
Other accrued expenses	15,399	1,912	2,523	—		17,922
Customer deposits	2,080	—	—	640	3(b)	2,720
Notes payable	—	35,277	46,548	(34,675)	6(d)	11,873
Total current liabilities	88,646	49,224	64,950	(34,035)		119,561

LONG-TERM LIABILITIES
Deferred income tax liabilities	16,832	1,014	1,338	466	3(a), 6(e)	18,636
Uncertain tax positions	13,669	—	—	—		13,669
Accrued warranty expense	7,378	5,846	7,714	(2,114)	3(b)	12,978
Other long-term liabilities	24,004	123	163	10,995	3(b)	35,162
Total liabilities	150,529	56,207	74,165	(24,688)		200,006

Total stockholders’ equity	387,631	13,130	17,325	(11,703)	3(a), 3(b), 3(c), 6(f)	393,253
Total liabilities and stockholders’ equity	$538,160	69,337	$91,490	$(36,391)		$593,259
The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Year Ended December 31, 2012
(In thousands, except per share amounts)

		Refusol Holding		U.S. GAAP and
	Advanced	Under German GAAP		Pro Forma		Pro Forma
	Energy	EUR	USD	Adjustments	Notes	Combined
SALES	$451,931	135,921	$175,156	$(4,700)	3(b)	$622,387
COST OF SALES	284,185	101,496	130,794	(63)	3(b)	414,916
GROSS PROFIT	167,746	34,425	44,362	(4,637)		207,471
OPERATING EXPENSES:
Research and development	58,076	11,785	15,187	—		73,263
Selling, general and administrative	69,127	13,747	17,715	—		86,842
Amortization of intangible assets	5,696	9,536	12,289	(9,920)	3(a), 3(c), 7(a)	8,065
Restructuring charges	7,473	—	—	—		7,473
Total operating expenses	140,372	35,068	45,191	(9,920)		175,643
OPERATING INCOME	27,374	(643)	(829)	5,283		31,828
Other income, net	2,432	658	848	—		3,280
Income from continuing operations before income taxes	29,806	15	19	5,283		35,108
Provision for income taxes	9,630	3,488	4,495	1,007	3(a), 7(b)	15,132
INCOME FROM CONTINUING OPERATIONS, NET OF INCOME TAXES	$20,176	(3,473)	$(4,476)	$4,276		$19,976

Basic weighted-average common shares outstanding	38,879					38,879
Diluted weighted average common shares outstanding	39,447					39,447

BASIC EARNINGS PER SHARE	$0.52					$0.51
DILUTED EARNINGS PER SHARE	$0.51					$0.51

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

NOTE 1.     DESCRIPTION OF TRANSACTION

On April 8, 2013, Advanced Energy through an indirect wholly-owned subsidiary, AEI Holdings GmbH (formerly Blitz S13-103 GmbH), acquired all of the shares of Refusol Holding pursuant to the terms of a Sale and Purchase Agreement (the "Acquisition"). Refusol Holding owns all of the shares of Refusol GmbH and its subsidiaries (collectively and together with Refusol Holding, “Refusol”).
Refusol's 3-phase string inverter products bring new technology to Advanced Energy and expands Advanced Energy's product offering and broadens its geographic reach to position it as a global supplier. This product line offers several advantages for commercial applications including price/performance ratio, ease of installation, improved uptime and quick serviceability and flexibility and modular design.
Advanced Energy acquired all of the outstanding Refusol Holding stock for total consideration with a fair value of approximately $86.7 million on the Acquisition Date consisting of approximately $77.2 million of cash, assumed debt of $11.9 million and a working capital reduction of approximately $2.3 million as of the Acquisition Date.
Shareholders of Refusol received approximately $77.2 million of cash. Additional cash consideration in an amount of up to 10.0 million Euros is payable to the shareholders of Refusol if certain financial targets are met during the 12 calendar months following April 1, 2013. The fair value of the 10.0 million Euro contingent consideration arrangement was estimated to be zero as of the Acquisition Date based on projections that indicate the financial targets will not be met.
NOTE 2.     BASIS OF PRESENTATION
The underlying financial information of Advanced Energy has been derived from the audited consolidated financial statements of Advanced Energy contained in the Company's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 6, 2013. The underlying financial information for Refusol has been derived from the audited consolidated financial statements for Refusol as of and for the year ended December 31, 2012 included in Exhibit 99.1 to this Current Report on Form 8-K/A.
The Refusol acquisition has been treated as an acquisition, with Advanced Energy as the acquirer and Refusol as the acquiree, assuming that the Refusol acquisition had been completed on January 1, 2012, for the unaudited pro forma condensed combined statement of operations and on December 31, 2012, for the unaudited pro forma condensed combined balance sheet.
The Acquisition is accounted for under the acquisition method of accounting. The Company is presenting the unaudited pro forma information using Advanced Energy historical information and accounting policies and adding the assets and liabilities of Refusol as of and for the year ended December 31, 2012. The assets and liabilities of Refusol have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the Acquisition Date.
The process for measuring the fair values of identifiable intangible assets and certain tangible assets requires the use of significant assumptions, including future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the fair value of identifiable assets acquired and liabilities assumed of Refusol as of the Acquisition Date was allocated to goodwill.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants.
The unaudited pro forma financial information is not intended to reflect the financial position and results which would have actually resulted had the Refusol acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.
Certain balances were reclassified from the financial statements of Refusol so their presentation would be consistent with Advanced Energy.

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

The following reclassifications were made to the Refusol consolidated balance sheet as at December 31, 2012 to conform the Refusol balance sheet to Advanced Energy's presentation (in thousands):

Refusol Holdings Balance Sheet	Advanced Energy Balance Sheet	EUR
Accruals and deferrals		(285)
	Other current assets	285
Trade receivables		(8,187)
Receivables from affiliated companies		(784)
	Accounts receivable, net	8,971
Shareholdings		(2)
Investments in insurance contracts		(98)
	Deposits and other	100
Intangible Assets		(153)
Prepayments		(198)
	Property, plant, and equipment	351
Other provisions		(13,151)
Other liabilities		(553)
	Accrued payroll and employee benefits	1,725
	Accrued warranty expense (current)	4,221
	Other accrued expenses	1,912
	Accrued warranty expense (long-term)	5,846
Provision for pensions		(122)
Deferred income		(1)
	Other long-term liabilities	123
Liabilities to banks		(35,077)
Liabilities to shareholders		(200)
	Notes payable	35,277
Subscribed capital		(26)
Capital reserve		(19,999)
Balance sheet loss		6,874
Minority interest		(36)
Equity difference due to foreign currency translation		57
	Total stockholders equity	13,130

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

To present Refusol's results of operations in the same presentation as Advanced Energy's, the following reclassifications were made to the Refusol consolidated income statement for the year ended December 31, 2012 (in thousands):

Refusol Holdings Statement of Income	Advanced Energy Statement of Operations	EUR
Revenues		(8,179)
Reduction of stocks in completed and incomplete products		634
Other own work capitalized		(232)
Other operating income		(2,006)
Personnel costs		(15,517)
Other operating costs		(13,661)
Other interest and related income		(267)
Interest and similar expenses		1,615
Depreciation of intangible assets and tangible assets		(520)
	Cost of sales	(3,611)
	Research and development	11,785
	Selling, general and administrative	13,747
	Other income, net	658

NOTE 3.     MATERIAL DIFFERENCES BETWEEN GERMAN GAAP AND U.S. GAAP

The consolidated financial statements of Refusol Holding have been prepared in accordance with German GAAP, which differs in certain respects from U.S. GAAP. The significant differences between German GAAP and U.S. GAAP for Refusol are as follows:

(a) Recapitalization transactions

Refusol was created through the contribution by Jolas VwGmbH ("Jolos") of 100% of the shares of Refusol GmbH to Refusol Holding GmbH on August 17, 2011. At this time, Jolos owned 100% of both Refusol Holding and Refusol. Under German GAAP, this transaction was determined to be a business combination and was accounted for in accordance with the acquisition method of accounting. Pursuant to this method, total purchase consideration is allocated to the fair value of the subsidiary's assets acquired and liabilities assumed at the time of the acquisition. Total purchase consideration represents the aggregate of the fair values of the assets given, liabilities incurred or assumed, and equity instruments issued. Goodwill is calculated as the difference between the Acquisition Date fair value of the purchase consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed, and includes the share of goodwill attributable to minority interests.

In accordance with U.S. GAAP, the aforementioned recapitalization transaction would have been accounted for as a transaction between entities under common control, which does not qualify as a business combination. Consequently, all assets and liabilities are generally recorded at the predecessors cost and no goodwill or intangible assets would arise. During 2012, $11.6 million of amortization expense for goodwill and other intangibles created upon the recapitalization transaction under German GAAP was recorded which was reversed under U.S. GAAP resulting in a net increase to income from continuing operations of $11.6 million. Goodwill and other intangible assets, net have been decreased by $42.4 million and $1.5 million, respectively, in respect of the remaining goodwill and intangible assets as of December 31, 2012.

As a result of the recapitalization transaction under German GAAP, a deferred tax liability was created of which $0.5 million was released to income during 2012. This was reversed under U.S. GAAP resulting in a $0.5 million increase to income from continuing operations. Deferred income tax liabilities have been decreased by $2.3 million for the remaining deferred tax liability related to the recapitalization transaction.

(b) Deferred income
Under German GAAP, up-front fees related to extended warranty contracts are recognized as revenue on the date on which the contract is entered into. Appropriate provisions for the warranty obligation are recognized.

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

Under U.S. GAAP, the up-front fees are initially deferred and recognized over the contractual period of the warranty contract and the related costs are expensed as incurred. During 2012, Refusol recognized $4.9 million of extended warranty contracts as revenue which was reversed into deferred income under U.S. GAAP. The U.S. GAAP adjusted warranty revenue recognized for 2012 is $0.2 million resulting in a net decrease to income from continuing operations of $4.7 million for 2012. Other long-term liabilities and customer deposits have been increased by $11.0 million and $0.6 million, respectively for extended warranty contracts outstanding. The corresponding warranty expense has also been adjusted reflecting a $0.1 million net decrease in income from continuing operations for 2012 as well as a decrease to long-term accrued warranty expense of $2.1 million.

(c) Development costs
In connection with the aforementioned recapitalization transaction that resulted in the establishment of RefuSol Holdings GmbH, the Company capitalized certain internally generated development costs as intangible assets under German GAAP.

Under U.S. GAAP, this recapitalization transaction represents an acquisition under common control which is not considered to be a business combination as there was no change in control at the parent level. Consequently, internally generated development costs are to be expensed as incurred. As a result, internally generated development costs capitalized of $5.2 million have been derecognized in other intangibles, net as of December 31, 2012 and the amortization of $0.6 million related to these development costs recorded during 2012 has been reversed representing an increase to income from continuing operations.

NOTE 4.     CONSIDERATION TRANSFERRED
The components of the fair value of the total consideration transferred for the Refusol Acquisition on the Acquisition Date is as follows (in thousands):

Cash paid to owners	$77,211
Working capital reduction	(2,340)
Debt assumed	11,873
Total fair value of consideration transferred	$86,744

Estimated direct transaction costs	$1,093

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

NOTE 5.     ASSETS ACQUIRED AND LIABILITIES ASSUMED
Under the acquisition method of accounting, the total purchase price is allocated to assets acquired and liabilities assumed based on the estimated fair value of Refusol’s tangible and intangible assets and liabilities as of April 8, 2013, the Acquisition Date. The excess of the purchase price over the net tangible and intangible assets is recorded as goodwill. Advanced Energy has made a preliminary allocation of the estimated purchase price based on the unaudited historical balance sheet of Refusol as of April 8, 2013, and using estimates as described in the introduction to these unaudited pro forma condensed combined financial statements as follows (in thousands):

Current assets	$36,814
Other assets	129
Property and equipment	4,686
Current liabilities	(20,237)
Non-current liabilities	(22,003)
Deferred tax liabilities	(2,814)
(3,425)
Amortizable intangible assets:
Technology	5,400
Customer relationships	3,200
Trade name	1,300
Total amortizable intangible assets:	9,900
Total identifiable net assets	6,475
Goodwill	80,269
Total fair value of consideration transferred	$86,744
Advanced Energy has evaluated and continues to evaluate pre-acquisition contingencies related to Refusol that may exist as of the Acquisition Date. If these pre-acquisition contingencies become probable in nature and estimable during the remainder of the purchase price allocation period, amounts will be recorded to Acquisition Date liabilities and goodwill for such matters. If these pre-acquisition contingencies become probable in nature and estimable after the end of the purchase price allocation period, amounts will be recorded for such matters in Advanced Energy’s results of operations.

NOTE 6.     ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET:
Item (a): Reflects adjustment to cash for Acquisition Date consideration transferred as follows (in thousands):

Cash consideration paid	$(77,211)

Item (b): As of the Acquisition Date, identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all the expected future cash flows, either through the use of the relief-from-royalty method or the multi-period excess earnings method. The pro forma adjustments to intangible assets have the impact of recording the fair value of intangible assets at the Acquisition Date and eliminating the Refusol historical carrying value of intangible assets as follows (in thousands):

	Fair Value	Elimination	Adjustment
To record the fair value of the following identifiable intangible assets acquired:
Technology	$5,400	$—	$5,400
Customer relationships	3,200	—	3,200
Trade name	1,300	(292)	1,008
	$9,900	$(292)	$9,608

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

The amortization methods and estimated useful lives of identifiable intangible assets are set forth in the table below.
Amortization expense is included in amortization of intangible assets (see Note 7 Item (a)).

	Amortization Method	Useful Life
Technology	Straight-line	5 years
Customer relationships	Straight-line	5 years
Trade name	Straight-line	1.5 years
Item (c): Goodwill is calculated as the difference between the Acquisition Date fair value of the consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis. Advanced Energy has made a preliminary allocation of the estimated purchase price using various estimates (in thousands):

Goodwill	$80,269
The goodwill resulting from the Acquisition will not be tax deductible.

Item (d): Reflects adjustments to eliminate Refusol's debt not assumed by Advanced Energy as of the Acquisition Date (in thousands):

Debt not assumed by Advanced Energy	$(34,675)

Item (e): Record increases in deferred income tax liabilities for capitalized intangible assets resulting from the acquisition.

Deferred income tax liabilities	$2,814

Item (f): Eliminate Refusol’s historical stockholder’s deficit and net loss April 1, 2013 to April 8, 2013 (in thousands):

Eliminate Refusol’s stockholders’ deficit	$38,905
Eliminate Refusol's net loss from January 1, 2013 to April 7, 2013	5,621
$44,526

NOTE 7.     ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS:

Item (a): Record additional amortization of intangible assets as a result of adjusting identifiable intangible assets to fair value as of the Acquisition Date (see Note 6 Item (e)) and eliminating Refusol’s historical amortization of intangible assets (in thousands).

Year Ended
December 31, 2012
New intangible asset amortization	$2,370
Eliminate historical intangible asset amortization	(65)
$2,305

ADVANCED ENERGY INDUSTRIES, INC. AND REFUSOL HOLDING GMBH
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

Amortization expense associated with the acquired intangible assets is expected to be as follows for the years ended December 31 (in thousands):

Future amortization expense:
2013	$1,940
2014	2,370
2015	1,720
2016	1,720
2017	1,720
Thereafter	430
$9,900

Item (b): Record the pro forma tax effect on the adjustments to pro-forma earnings before income taxes based on an estimated prospective statutory rate of 28.4% (in thousands):

Year Ended
December 31, 2012
To adjust provision for income taxes for:
Pro-forma adjustments	$5,283
Tax rate	28.4%
$1,501